Exhibit 99.1

50 Main Street
White Plains, New York 10606

NEWS

FOR IMMEDIATE RELEASE

Contact:
Investors: Fred Buonocore, K&F Industries Holdings, Inc.
(914) 448-2701
Media: Abby Aylman Cohen, Financial Dynamics
(212) 850-5600

K & F INDUSTRIES HOLDINGS, INC. REPORTS RECORD RESULTS FOR 2006

2007 GUIDANCE INCREASED

2006 revenue of $424 million

2006 net income of $54 million or $1.35 per diluted share

2006 bookings of $560 million

Backlog grows 89% to $297 million

Fourth quarter sales of $124 million

Fourth quarter net income of $18 million or $0.45 per share

White Plains, NY – February 15, 2007 – K & F Industries Holdings, Inc. (NYSE:KFI) today reported its financial results for the fourth quarter and full year ended December 31, 2006.

“We closed 2006 with an outstanding fourth quarter and delivered a record year,” stated Kenneth M. Schwartz, president and CEO of K & F Industries, “benefiting from a combination of very positive factors that included:

•                  strong demand for business jet replacement parts;

•                  our expanding role in the U.S. military’s efforts to maintain and upgrade its fleet of aging planes and helicopters;

•                  ramp up in deliveries of high cycle 70-110 passenger regional jets; and

•                  increased aftermarket orders on several of our more mature commercial platforms

The operating leverage present in our business, in combination with continued savings from our productivity initiatives translated into record net income.  In addition, we reduced our total debt by $60 million during the year, primarily through free cash flow, resulting in a stronger financial position and increased shareholder value.”

Mr. Schwartz continued, “K & F has a long-term, sustainable business model and a large order backlog that positions us well for the future.  We remain more optimistic than ever about our prospects for continued healthy organic revenue and earnings growth in 2007 and beyond.”

Results for three months ended December 31, 2006 compared with three months ended December 31, 2005

•                  Sales rose by 17% to a record $124 million:

•                  Aircraft Braking Systems (ABSC) sales increased $13 million, or 15% to $101 million

•                  Engineered Fabrics (EFC) sales rose $5 million, or 31% to $23 million.

•                  Adjusted EBITDA increased 23% to $50 million or 41% of revenue, compared to $41 million or 39% of revenue a year ago.

•                  Net interest expense was $15 million compared to $13 million a year ago.

•                  Income applicable to common stockholders rose 21% to a record $18 million or $0.45 per diluted share, compared to $15 million or $0.37 per diluted share in the prior year.

•                  Bookings increased 33% to $144 million and backlog surged 89% to a record $297 million.

•                  Fourth quarter consolidated revenue performance by sector was as follows:

                        Commercial transport sales increased 27% to $61 million

                        General aviation sales were up 32% to $25 million

                        Military sales were level with the prior year at $38 million.

•                  Cash and cash equivalents was $16 million and debt was reduced by $30 million.

See the attached tables for a reconciliation of net income to non-GAAP EBITDA and Adjusted EBITDA for the 2006 and 2005 periods.

Recent Highlights

•                  ABSC was chosen by Adam Aircraft to be the sole source supplier of wheels and brakes for its new very light jet (VLJ), the A700 AdamJetTM.  Adam Aircraft selected ABSC’s wheels and steel brakes to assure the A700’s superior takeoff and landing performance, which was demonstrated during numerous flights of an A700 test model throughout 2006.  The FAA certification timetable should allow for initial deliveries in late 2007.

•                  ABSC has been steadily increasing production at its NuCarb® facility, which commenced operations in the third quarter of 2006.  The Danville, Kentucky plant is currently producing K & F’s next generation carbon friction material at a rate of approximately 60,000 pounds per year, which is expected to ramp up to nearly 120,000 pounds per year by the end of 2007.  This expansion will continue until 2009 as demand for carbon from early-lifecycle programs such as the Embraer 170 and 190 regional jets, as well as the Dassault Falcon 7X business jet, is expected to increase steadily.  NuCarb facility capital investments totaled nearly $16 million in 2006.

•                  K & F’s productivity initiatives have reduced costs by approximately $9 million since the program began in 2005.  Plans for 2007 include the procurement of direct materials from Asian producers and the outsourcing of certain manufacturing activities to a facility in central Mexico.  The productivity initiatives undertaken since the program began in 2005 are expected to result in a realized operating cost reduction of approximately $16 million in 2007.

Results for year ended December 31, 2006 compared with year ended December 31, 2005

•                  Sales increased 10% to a record $424 million:

•                  ABSC sales increased $30 million, or 9% to $350 million

•                  EFC sales rose $10 million, or 15% to $74 million.

•                  Adjusted EBITDA increased 15% to $169 million or 40% of revenue versus $147 million or 38% of revenue in the prior year.

•                  Net interest expense was $57 million compared to $68 million a year ago.

•                  Income applicable to common stockholders was a record $54 million or $1.35 per diluted share compared with $15 million or $0.56 per diluted share in the prior year.

•                  Bookings increased 44% to a record $560 million.

•                  Full-year 2006 consolidated revenue performance by sector was as follows:

•                  General aviation sales increased 21% to $88 million

•                  Military sales were up 10% to $123 million

•                  Commercial transport sales grew 7% to $213 million.

See the attached tables for a reconciliation of net income to non-GAAP EBITDA and Adjusted EBITDA for 2006 and 2005.

Outlook

Based on current industry conditions and the company’s strong backlog of orders for delivery of equipment over the next several quarters, K & F has raised its previously articulated expectations for its 2007 performance as follows:

•                  Revenues are expected to increase in the range of 7% to 8% to between $455 million and $459 million.

•                  Adjusted EBITDA is expected to increase by 11% to 13% to between $188 million to $191 million.

•                  Diluted earnings per share is expected to reach between $1.53 and $1.57, implying growth of 13% to 16%.

•                  Free cash flow(1) is expected to be approximately $40 million.

(1) Represents cash flows from operations less capital expenditures.

Conference Call

K & F Industries Holdings, Inc. will conduct its quarterly conference call, hosted by president and CEO, Kenneth M. Schwartz, beginning at 10:00 a.m. ET today.  To participate, please dial (719) 457-2730 approximately 15 minutes prior to the scheduled start of the call.  A replay will be available beginning approximately two hours after the call ends through 11:59 p.m. on February 21, 2007 by dialing (719) 457-0820, access code: 1410091.

A live audio webcast of the conference call will be accessible through a link at K & F Industries’ website at www.kandfindustries.com.  Please visit the site fifteen minutes prior to the call to download and install any necessary audio software.

K & F Industries Holdings, Inc., is a worldwide leader in the manufacture of wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft and is a major producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

Forward Looking Statements

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the SEC or in press releases.  These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties.  We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control.  Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness.  For more information see the section entitled “Risk Factors” contained in our Form 10-K and information in our other periodic reports filed with the SEC.  We undertake no obligation to revise these statements following the date of this press release.

(Tables follow)

K & F INDUSTRIES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net Sales	$124,007	$105,648	$424,134	$384,630
Cost of Sales(1)	65, 242	55,596	228, 244 (2)	215,710 (2)
Gross Profit	58,765	50,052	195, 890	168,920
Independent Research and Development Costs	4, 305	4,484	16, 067	15,974
Selling, General and Administrative Expenses(3)	10,556	9,861	36,340	37,621
Amortization of Intangible Assets	1,450	1,710	5,615	10,753
Operating Income	42,454	33,997	137,868	104,572
Interest Income	657	297	3,148	951
Interest Expense(4)	(15,735)	(12,930)	(60,388)	(69,058)
Income Before Income Taxes	27,376	21,364	80,628	36,465
Income Tax Provision	(9,330)	(6,483)	(26,290)	(12,847)
Net Income	18,046	14,881	54,338	23,618
Preferred Stock Dividends	—	—	—	(8,931)
Income Applicable to Common Stockholders	$18,046	$14,881	$54,338	$14,687
Basic Earnings Per Common Share	$.46	$.38	$1.37	$.58
Basic Weighted Average Common Shares	39,640	39,586	39,629	25,439
Diluted Earnings Per Common Share	$.45	$.37	$1.35	$.56
Diluted Weighted Average Common Shares	40,323	40,343	40,231	26,215

(1) Included in cost of sales is amortization of Program Participation Costs and Intangible Assets related to manufacturing operations of $3,033 and $2,069 for the three months ended December 31, 2006 and 2005, respectively, and $11,026 and $3,955 for the years ended December 31, 2006 and 2005, respectively.

(2) Included in cost of sales for the years ended December 31, 2006 and 2005 are inventory purchase accounting charges of $1,174 and $12,084, respectively.

(3) Included in selling, general and administrative expenses in the year ended December 31, 2006 is a $764 credit related to a favorable settlement for us as a plaintiff in a class action lawsuit.  Included in selling, general and administrative expenses in the twelve months ended December 31, 2005 is a charge of $5,000 related to the termination of the management services agreement with Aurora Management Partners LLC.

(4)During the years ended December 31, 2006 and 2005, the Company charged to interest expense $1.5 million and $4.6 million related to the write-off of unamortized debt issuance costs related to prepayments of indebtedness.

K & F INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL DATA

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Capital Expenditures	$4,072	$6,512	$21,181	$12,826
Bookings	143,741	108,192	560,005	389,159
Backlog			297,387	157,764
Cash and Cash Equivalents			16,355	34,816
Accounts Receivable			59,014	47,586
Inventory			71,436	53,979
Accounts Payable			25,584	18,223
Capital Lease Obligations			10,997	—
Senior Term Loans			392,000	451,000
7 3/4% Senior Subordinated Notes			315,000	315,000
9 5/8% Senior Subordinated Notes			—	577
Stockholders’ Equity			396,588	344,441

K & F INDUSTRIES HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP EARNINGS BEFORE

INTEREST EXPENSE, INCOME TAXES, DEPRECIATION AND AMORTIZATION, INVENTORY PURCHASE ACCOUNTING CHARGES, STOCK-BASED COMPENSATION, AND NON-RECURRING CHARGES

(ADJUSTED EBITDA)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Adjusted EBITDA	$50,467	$41,055	$169,218	$147,253
Less Adjustments:
Non-recurring Management Services Agreement Termination Fee	—	—	—	5,000
Stock-Based Compensation	85	—	940	65
Inventory Purchase Accounting Charges	—	—	1,174	12,084
EBITDA	50,382	41,055	167,104	130,104
Less:
Depreciation and Amortization	7,928	7,058	29,236	25,532
Operating Income	42,454	33,997	137,868	104,572
Less:
Interest Expense, net	15,078	12,633	57,240	68,107
Income Tax Provision	9,330	6,483	26,290	12,847
Net Income	$18,046	$14,881	$54,338	$23,618

EBITDA represents net income before interest expense, net, income taxes and depreciation and amortization.  Adjusted EBITDA is EBITDA as further adjusted to exclude inventory purchase accounting charges, stock-based compensation and a non-recurring management services agreement termination fee.  These definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.  Neither of these calculations is a measure of financial performance under accounting principles generally accepted in the United States of America.  We believe they provide a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure, but neither should be considered in isolation or as a substitute for operating income, cash flows from operating activities or other measures of performance.  A reconciliation of EBITDA and Adjusted EBITDA is presented above.

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